CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-53114) of Popular, Inc. of our report dated June 27, 2006 relating to the financial statements of Popular, Inc. Retirement Savings Plan For Puerto Rico Subsidiaries, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Juan, PR
June 27, 2006